UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 8, 2009 (April 7, 2009)

Wonder Auto Technology, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33648	88-0495105

(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 16 Yulu Street
Taihe District, Jinzhou City, Liaoning Province
People’s Republic of China, 121013
(Address of Principal Executive Offices)

(86) 416-2661186
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On and effective April 7, 2009, David Murphy and Xingye Zhang resigned from the Board of Directors of Wonder Auto Technology, Inc. (the “Company”).  Each of Mr. Murphy and Mr. Zhang was a member of the Company’s Audit, Compensation and Governance and Nominating committees.  Mr. Murphy was the Chair of the Compensation Committee and Mr. Zhang was the Chair of the Governance and Nominating Committee.  The resignations of Mr. Murphy and Mr. Zhang were due to personal reasons and not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  A copy of this report has been provided to Mr. Murphy and Mr. Zhang.  Each of Mr. Murphy and Mr. Zhang has been provided with the opportunity to furnish the Company as promptly as possible with a letter addressed to the Company stating whether he agrees with the statements made by the Company in this report, and if not, stating the respects in which he does not agree.  No such letter has been received by the Company.

On the same day, the Board of Directors of the Company appointed Mr. Xiaoyu Zhang and Mr. Xianzhang Wang as directors of the Company (the “New Directors”) to fill the vacancies created by such resignations.  Xiaoyu Zhang and Xianzhang Wang each serves on the Board of Directors as an “independent director” as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc.  In addition, each of the New Directors was appointed to each of the Audit, Compensation Committee, and Governance and Nominating committees of the Company.  Mr. Xiaoyu Zhang was appointed as the Chair of Governance and Nominating Committee and Mr. Xianzhang Wang was appointed as the Chair of Compensation Committee.  A copy of the press release, dated April 7, 2009, announcing the resignations of Mr. David Murphy and Mr. Xingye Zhang and the elections of the New Directors is being filed as Exhibit 99.1 hereto.

On April 7, 2009, the Company also entered into separate Independent Director’s Contracts and Indemnification Agreements with each of the New Directors.  Under the terms of the Independent Director’s Contracts, the Company agreed to pay each of the New Directors an annual fee of $40,000, as compensation for the services to be provided by them as Independent Directors.  Under the terms of the Indemnification Agreements, the Company agreed to indemnify the New Directors against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by them  in connection with any proceeding if they acted in good faith and in the best interests of the Company.

The foregoing summary of the material terms and conditions of the Independent Director’s Contracts and the Indemnification Agreements does not purport to be complete and is qualified in its entirety by reference to the Independent Director’s Contracts and the Indemnification Agreements attached to this report as Exhibit 10.1 through 10.4.

Xiaoyu Zhang has been serving as vice president of China Machinery Industry Federation and Chairman of the Sixth Council of Society of Automotive Engineering of China since 2001.  Mr. Zhang was the Deputy Director-General of the State Bureau of Machinery China from 1998 to 2001, and the Deputy Director and Director of Automotive Division of the former Ministry of Machine-Building Industry of China from 1993 to 1998.  Mr. Zhang graduated from Tsinghua University of China in 1968.

Xianzhang Wang, currently president of the Insurance Association of China and vice president of the China Insurance Academy, served as president of China Life Insurance Company from 2003 to 2005.  Mr. Wang also served as vice president of People’s Insurance Company of China from 1986 to 1999 and General Manager of Liaoning Branch of People’s Insurance Company of China from 1984 to 1986.  Mr. Wang graduated from Northeastern University of Finance and Economics (formerly known as Liaoning Finance and Economics Institute of China) in 1965.

There is no arrangement or understanding pursuant to which each of the New Directors was elected as a director, and there are no related party transactions between each of the New Directors and the Company reportable under Item 404(a) of Regulation S-K.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Description

10.1	Wonder Auto Technology, Inc. Independent Director’s Contract, dated as of April 7, 2009, by and between Wonder Auto Technology, Inc. and Xiaoyu Zhang.
10.2	Wonder Auto Technology, Inc. Independent Director’s Contract, dated as of April 7, 2009, by and between Wonder Auto Technology, Inc. and Xianzhang Wang.
10.3	Indemnification Agreement, dated as of April 7, 2009, by and between Wonder Auto Technology, Inc. and Xiaoyu Zhang.
10.4	Indemnification Agreement, dated as of April 7, 2009, by and between Wonder Auto Technology, Inc. and Xianzhang Wang.
99.1	Press release, dated April 7, 2009.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wonder Auto Technology, Inc.

Date: April 8, 2009

/s/ Qingjie Zhao
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Wonder Auto Technology, Inc. Independent Director’s Contract, dated as of April 7, 2009, by and between Wonder Auto Technology, Inc. and Xiaoyu Zhang.
10.2	Wonder Auto Technology, Inc. Independent Director’s Contract, dated as of April 7, 2009, by and between Wonder Auto Technology, Inc. and Xianzhang Wang.
10.3	Indemnification Agreement, dated as of April 7, 2009, by and between Wonder Auto Technology, Inc. and Xiaoyu Zhang.
10.4	Indemnification Agreement, dated as of April 7, 2009, by and between Wonder Auto Technology, Inc. and Xianzhang Wang.
99.1	Press release, dated April 7, 2009.